Exhibit 99.1

Famous Dave’s Reports Results For Fiscal 2015

MINNEAPOLIS, February 24, 2016 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the fourth quarter and fiscal year ending January 3, 2016.

Highlights for the fourth quarter of 2015 as compared to the fourth quarter of 2014:

•	Restaurant sales decreased to $20.9 million from $25.7 million, as a result of the combined impact of the closure of four Company-owned restaurants, the refranchising of another five Company-owned restaurants since the end of fiscal 2014, and a comparable sales decrease. This decline was partially offset by restaurant sales for the 53rd week of fiscal 2015. Fiscal 2014 included 52 weeks. All financial statement amounts exclude the Chicago restaurants as they were classified as discontinued operations as a result of a purchase agreement that was signed late in the fourth quarter of 2015;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 10.6% in the fourth quarter, compared to a decrease of 4.8% for the comparable quarter in the prior year;

•	Franchise royalty revenue of $4.3 million increased in the fourth quarter from the comparable quarter in the prior year primarily reflecting royalties earned from the 53rd week, partially offset by a net closure of four franchise-owned restaurants from the end of fiscal 2014 and a comparable sales decrease of 5.2%;

•	Restaurant level cash flow margins decreased 150 basis points, reflecting quarter over quarter declines in restaurant sales as well as sales deleverage on fixed operating costs which were partially offset by the purchase of the plate ware and advertising spend in the fourth quarter of fiscal 2014 that did not occur in the fourth quarter of fiscal 2015;

•	General and administrative expenses increased by approximately $1.2 million to $5.1 million for the fourth quarter of fiscal 2015; and were 20.1% of revenue in the fourth quarter of fiscal 2015 compared to 12.8% of revenue for the fourth quarter of fiscal 2014. This increase reflected a charge for obsolete plate ware reserve of $502,000, franchise and corporate legal costs, and revenue deleverage as a result of lower restaurant sales in the fourth quarter of fiscal 2015. These declines were partially offset by savings as a result of lower headcount in the support center;

•	Net loss from continuing operations was $307,000 in the fourth quarter of fiscal 2015 and included a net gain on the sale of real estate for a previously closed company restaurant. This compared to a net loss of $2.5 million in the fourth quarter of 2014 which included a $3.9 million impairment charge for six Company-owned restaurants;

•	Basic net loss from continuing operations per share was $0.05 in the fourth quarter of fiscal 2015 compared to a basic net loss from continuing operations per share of $0.34 in the fourth quarter of 2014;

•	Basic adjusted net loss from continuing operations per share was $0.08 for the fourth quarter of fiscal 2015 compared to basic adjusted net loss from continuing operations per share of $0.00 for the fourth quarter of 2014;

•	Adjusted EBITDA for the fourth quarter of 2015 was a loss of $69,000 compared to earnings of $1.5 million for the fourth quarter of fiscal 2014;

•	During the quarter the Company entered into an asset purchase agreement to refranchise seven Chicago restaurants which resulted in classifying these restaurants as discontinued operations and recording a loss from discontinued operations, net of tax of $5.6 million primarily as a result of an $8.8 million impairment charge. Subsequent to the close of this transaction, the Company anticipates recapturing approximately $1.2 million in deferred rent credits. This loss from discontinued operations was compared to a $33,000 of net loss from discontinued operations, net of taxes, during the comparable quarter in fiscal 2014.

Highlights for fiscal 2015 as compared to fiscal 2014:

•	Revenue of $114.2 million in fiscal 2015 decreased approximately $17.6 million, reflecting the refranchising and closure of nine Company-owned restaurants as well as a comparable sales decline, partially offset by revenue from the 53rd week of fiscal 2015;

•	Comparable sales for Company-owned restaurants open 24 months or more were down 9.3% in fiscal 2015 compared to a decrease of 5.3% in fiscal 2014;

•	Franchise royalty revenue was $17.5 million in fiscal 2015, compared to $17.2 million in fiscal 2014, reflecting the royalties earned as a result of the 53rd week, partially offset by a 2.5% comparable sales decline and the net closure of four restaurants since the end of fiscal 2014;

•	Net income from continuing operations was $1.1 million in fiscal 2015 compared to $2.3 million in fiscal 2014;

•	Diluted net income from continuing operations per share was $0.15 in fiscal 2015 compared to diluted net income from continuing operations per share of $0.31, in 2014;

•	Diluted adjusted net income from continuing operations per share was $0.04 in fiscal 2015 compared to $0.78 in fiscal 2014;

•	Adjusted EBITDA was approximately $5.7 million for fiscal 2015, compared to approximately $13.5 million for fiscal 2014;

Adam Wright, CEO, commented “We would like to discuss a few significant recent announcements. On February 2nd we opened our first restaurant outside of North America in Abu Dhabi. Our Founder, Dave Anderson and I attended the opening and it is a beautiful restaurant that opened with strong sales and guest reviews. Our UAE partner TABLEZ, has signed a four restaurant development deal with us and we anticipate them opening one or two additional restaurants later this year. We plan to continue to dedicate some resources to international expansion, as we believe there is demand overseas for our brand.

Last week we announced that Alfredo Martel has joined us as our Chief Marketing Officer. Alfredo is a proven marketing leader and was instrumental in the turnaround of Caribou Coffee where he led a marketing team that delivered 28 quarters of positive same store sales growth. While at Caribou, he also ran innovation and most recently served as COO of international overseeing international development. He is an experienced marketing leader who has also has worked in collaboration with franchisees from his time at Yum! Brands. He brings discipline, process and a guest centric focus to all decisions to our team.

A core tenet of our corporate strategy is to better serve our franchisees and refranchising this market allows us to have fewer restaurants under our control. Operating fewer restaurants allows us to improve our focus on serving franchisees and the entire system instead of another corporate market. Our franchise partner who is acquiring our Chicago market restaurants posted mid-single digit positive same store sales growth in his existing Famous Dave’s last year. As part of the transaction he has agreed to invest in the existing restaurants, and has also signed a development agreement for the entire market. We anticipate that sales will grow under his leadership, both in the existing stores and from new unit growth and that, over time, the future royalties we will receive will grow as well. It is important to note, the large accounting impairment we recorded with respect to this transaction excludes the economic value of the future royalties we receive and that we will also add a deferred tax asset from the sale that will lower our future tax liabilities.

The fourth quarter results were disappointing, the company’s new Board and senior leadership team continue to dedicate significant attention to improving the performance of the Famous Dave’s system. We are focused on improving our guest experience, improving food and labor cost management and improving the effectiveness and impact of our marketing efforts. We have encouraging signs from our current work as in January we returned our menu and guest satisfaction metrics to the baseline levels prior to the implementation of initiatives last year which hurt guest experience and intent to return. Notably the course correction in portion sizes, returning to our iconic Corn bread muffin recipe and the addition of guest favorites such as Drunkin’ Apples, Firecracker Green Beans, Brisket Burgers & Cajun Chicken sandwich. All Famously delicious!

Of course, we are also continuing to test and identify ways to further enhance our guest experience. We are focused on rebuilding our culture and passion for serving the best barbecue, improving training and hospitality. We are rolling out, in the coming week to all company owned locations, fried chicken on Sunday nights. Fried Chicken drove significant traffic increases during its test. We are also introducing further value focused items into test in our East coast restaurants in the coming weeks that remain our most challenged market.

While the significant actions have not yet taken translated into increased same-store sales, we are seeing positive feedback from our guests. Our guest’s satisfaction scores have increased by 16.6% for the period ending January versus the period immediately before the leadership change and our guest’s likelihood to return has increased 17.4% for the period ending January vs the period before the management change. We believe that these are very important metrics to measure our restaurant operations and leading indicators of improving sales. With the significant improvement in our guest feedback, combined with a new CMO and revised marketing strategy in place, we are now in position as we move into BBQ season this spring to invest back in marketing and to drawing guests back into our restaurants.

The Famous Dave’s organization is getting excited about the long-term prospects for Famous Dave’s as a concept. Not only to the return of positive same-store sales, but long-term highly profitable growth.”

Famous Dave’s opened one franchise-operated restaurant and closed one franchise-operated restaurant in the fourth quarter of fiscal 2015. Famous Dave’s ended the quarter with 179 restaurants, including 44 Company-owned restaurants and 135 franchise-operated restaurants, located in 33 states, the Commonwealth of Puerto Rico, and Canada.

Conference Call

The company will host a conference call, February 24, 2016, at 3:30 p.m. Central Time to discuss its fourth quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 44 locations and franchises 134 additional units in 33 states, the Commonwealth of Puerto Rico, Canada, and the United Arab Emirates. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts.

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

Use of Non-GAAP Financial Measures

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with Adjusted net (loss) income per share from continuing operations and Adjusted EBITDA from continuing operations which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted net (loss) income per share from continuing operations consists of net (loss) income plus non-cash items, such as, asset impairment, estimated lease termination and other closing costs and net loss on disposal of equipment divided by the weighted average number of shares of common stock outstanding during each period presented. Famous Dave’s of America, Inc. believes adjusted net (loss) income per share from continuing operations is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of (loss) income from operations plus depreciation and amortization. Adjusted EBITDA from continuing operations consists of EBITDA plus non-cash items, such as, asset impairment, estimated lease termination and other closing costs and net loss on disposal of equipment. Famous Dave’s uses Adjusted EBITDA from continuing operations as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA from continuing operations is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income from continuing operations to Adjusted net (loss) income per share from continuing operations and Adjusted EBITDA from continuing operations.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

JANUARY 3, 2016 AND DECEMBER 28, 2014

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Revenue:
Restaurant sales, net	$20,899	$25,657	$95,475	$113,522
Franchise royalty revenue	4,279	4,002	17,542	17,196
Franchise fee revenue	—	50	255	190
Licensing and other revenue	189	220	954	954

Total revenue	25,367	29,929	114,226	131,862

Costs and expenses:
Food and beverage costs	6,353	7,845	29,093	33,478
Labor and benefits costs	7,579	8,807	32,553	36,945
Operating expenses	6,410	7,961	27,780	31,540
Depreciation and amortization	1,065	1,338	4,452	5,183
General and administrative expenses	5,094	3,845	19,021	15,906
Asset impairment and estimated lease termination and other closing costs	(106)	3,875	1,520	4,517
Pre-opening expenses	—	—	1	7
Net loss on disposal of property	(581)	6	(2,337)	430

Total costs and expenses	25,814	33,677	112,083	128,006

(Loss) income from operations	(447)	(3,748)	2,143	3,856

Other expense:
Interest expense	(389)	(180)	(1,027)	(867)
Interest income	4	1	11	2
Other (expense) income, net	(1)	(3)	—	(4)

Total other expense	(386)	(182)	(1,016)	(869)

(Loss) income before income taxes	(833)	(3,930)	1,127	2,987
Income tax benefit (expense)	526	1,470	(48)	(732)

Net (loss) income from continuing operations	(307)	(2,460)	1,079	2,255
Net (loss) income from discontinued operations, net of taxes	(5,636)	(33)	(5,463)	642

Net (loss) income	$(5,943)	$(2,493)	$(4,384)	$2,897

(Loss) income per common share:
Basic net (loss) income from continuing operations	$(0.05)	$(0.34)	$0.15	$0.31

Basic net (loss) income from discontinued operations	$(0.81)	$(0.01)	$(0.78)	$0.09

Basic net (loss) income	$(0.86)	$(0.35)	$(0.63)	$0.40

Diluted net (loss) income from continuing operations	$(0.04)	$(0.34)	$0.15	$0.31

Diluted net (loss) income from discontinued operations	$(0.81)	$(0.01)	$(0.78)	$0.09

Diluted net (loss) income	$(0.85)	$(0.35)	$(0.63)	$0.40

Weighted average common shares outstanding basic	6,947	7,151	6,992	7,199

Weighted average common shares outstanding diluted	6,958	7,173	7,013	7,226

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Food and beverage costs(1)	30.4%	30.6%	30.5%	29.5%
Labor and benefit costs(1)	36.3%	34.3%	34.1%	32.5%
Operating expenses(1)	30.7%	31.0%	29.1%	27.8%
Restaurant level cash flow margins(1)(3)	2.6%	4.1%	6.3%	10.2%
Depreciation & amortization (restaurant level)(1)	3.9%	4.3%	3.9%	3.9%
Asset impairment and estimated lease termination and other closing costs(1)	(0.5)%	15.1%	1.6%	4.0%
Pre-opening expenses and net loss on disposal of equipment(1)	(2.8)%	0.0%	(2.4)%	0.4%
Costs and expenses (restaurant level)(1)	98.0%	115.3%	96.8%	98.1%
Restaurant level margin(1)(4)	2.0%	(15.3)%	3.2%	1.9%
Depreciation & amortization (corporate level)(2)	1.0%	0.8%	0.7%	0.6%
General and administrative(2)	20.1%	12.8%	16.7%	12.1%
Total costs and expenses(2)	101.8%	112.5%	98.1%	97.1%
(Loss) income from continuing operations(2)	(1.8)%	(12.5)%	1.9%	2.9%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level cash flow margins are equal to taking restaurant sales, net less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)	Restaurant level margin is equal to restaurant cash flow margin less restaurant level depreciation and amortization, asset impairment and estimated lease termination and other closing costs, pre-opening expenses and net loss on disposal of equipment.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	January 3, 2016	December 28, 2014
ASSETS
Cash and cash equivalents	$5,300	$2,133
Other current assets	9,686	8,382
Assets held for sale	2,211	13,203
Property, equipment and leasehold improvements, net	32,491	39,352
Other assets	8,137	3,607

Total assets	$57,825	$66,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,775	$13,561
Liabilities held for sale	1,747	1,780
Line of credit	—	5,000
Other long-term obligations	21,242	14,534
Shareholders’ equity	22,061	31,802

Total liabilities and shareholders’ equity	$57,825	$66,677

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	January 3, 2016	December 28, 2014
Cash flows (used in) provided by continued operating activities	$(1,878)	$11,122
Cash flows provided by discontinued operating activities	3,862	1,557
Cash flows provided by (used for) investing activities of continuing operations	4,305	(1,473)
Cash flows used for investing activities of discontinued operations	(60)	(1,317)
Cash flows used for financing activities	(3,062)	(9,049)

Net increase in cash and cash equivalents	$3,167	$840

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Restaurant sales (in thousands):
Company-Owned	$20,899	$25,657	$95,475	$113,522
Franchise-Operated	$86,354	$85,123	$356,787	$369,871
Total number of restaurants:
Company-Owned	44	50	44	50
Franchise-Operated	135	139	135	139

Total	179	189	179	189
Total weighted average weekly net sales (AWS):(1)
Company-Owned	$40,346	$42,903	$44,366	$47,202
Franchise-Operated	$46,154	$47,528	$50,202	$51,059
Operating weeks:
Company-Owned	518	598	2,152	2,405
Franchise-Operated	1,871	1,791	7,107	7,244
Weighted comparable net sales by category (24 month):
Dine-in	(9.1)%	(3.1)%	(7.7)%	(4.7)%
To Go	(2.3)%	(1.2)%	(2.0)%	(0.3)%
Catering	0.8%	(0.5)%	0.4%	(0.3)%

Total Company-Owned comparable sales %	(10.6)%	(4.8)%	(9.3)%	(5.3)%
Franchise-Operated %	(5.2)%	(2.4)%	(2.5)%	(2.5)%
Total number of comparable restaurants:
Company-Owned	36	43	35	42
Franchise-Operated	120	122	115	117

(1)	The Supplement Sales Information excludes the impact of the seven Chicago restaurants that are anticipated to be refranchised in the first quarter of 2016, with the exception that the seven restaurants are included in the total number of Company-owned restaurants.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Net (loss) income from continuing operations	$(307)	$(2,460)	$1,079	$2,255
Asset impairment and estimated lease termination and other closing costs	(106)	3,875	1,520	4,517
Net (gain) loss on disposal of equipment	(581)	6	(2,337)	430
VP level and above stock-based compensation	—	—	(45)	(1,071)
VP level and above severance	—	—	—	566
Tax adjustment for non-cash adjustments	434	(1,451)	37	(1,089)

Adjusted net (loss) income from continuing operations	$(560)	$(30)	$254	$5,608

Non-GAAP adjusted income per share from continuing operations:
Basic adjusted net (loss) income per common share from continuing operations	$(0.08)	$—	$0.04	$0.78

Diluted adjusted net (loss) income per common share from continuing operations	$(0.08)	$—	$0.04	$0.78

Shares used to compute Non-GAAP income per share:
Weighted average common share outstanding - basic	6,947	7,151	6,992	7,199

Weighted average common share outstanding - diluted	6,958	7,173	7,013	7,226

(Loss) income from operations	$(447)	$(3,748)	$2,143	$3,856
Depreciation and amortization	1,065	1,338	4,452	5,183

EBITDA from continuing operations	618	(2,410)	6,595	9,039
Non-cash items:
Asset impairment and estimated lease termination and other closing costs	(106)	3,875	1,520	4,517
Net (gain) loss on disposal of equipment	(581)	6	(2,337)	430
VP level and above stock-based compensation	—	—	(45)	(1,071)
VP level and above severance	—	—	—	566

Adjusted EBITDA from continuing operations	$(69)	$1,471	$5,733	$13,481

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.